ALLIANT ENERGY DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2008)

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5.6	Participant Elections	10
5.7	Distribution in the Event of an Unforeseeable Emergency	11
5.8	Facility of Payment	11
5.9	Pre-December 31, 2007 Distribution Election	11
ARTICLE 6 CLAIMS PROCEDURE		11
6.1	Decisions on Claims	11
6.2	Review of Denied Claims	12
ARTICLE 7 FUNDING		12
ARTICLE 8 AMENDMENT AND TERMINATION		12
ARTICLE 9 GENERAL PROVISIONS		12
9.1	Status of Participants	12
9.2	No Guaranty of Employment	12
9.3	Delegation of Authority	13
9.4	Legal Actions	13
9.5	Applicable Law	13
9.6	Rules of Construction	13
9.7	Expenses of Administration	13
9.8	Indemnification	13
9.9	Additional Provisions under Section 409A and Other Laws	13

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ARTICLE 1

BACKGROUND

Alliant Energy Corporate Services, Inc. and/or related entities in the controlled group of entities of Alliant Energy Corporation have heretofore maintained various nonqualified deferred compensation plans for the benefit of key employees and/or non-employee directors, including but not limited to the Alliant Energy Key Employee Deferred Compensation Plan, the Alliant Energy Corporation Deferred Compensation Plan for Directors, the Wisconsin Power & Light Company Deferred Compensation Plan I, and the Wisconsin Power & Light Company Deferred Compensation Plan II. By actions of (i) the Compensation and Personnel Committee of the Board of Directors of Alliant Energy Corporation with respect to the Alliant Energy Employee Deferred Compensation Plan and the Wisconsin Power & Light Deferred Compensation Plan I and the Wisconsin Power & Light Deferred Compensation Plan II, and (ii) the Nominating and Governance Committee of the Board of Directors of Alliant Energy Corporation with respect to the Alliant Energy Corporation Deferred Compensation Plan for Directors, such plans are merged effective January 1, 2008 into this Alliant Energy Deferred Compensation Plan as set forth herein

ARTICLE 2

DEFINITIONS

When the following words or phrases are used herein, they shall have the meanings set forth below unless otherwise specifically provided:

        2.1    Account. An account which has been established for a Participant pursuant to Section 4.3. Each such account shall include one or more of the following sub-accounts: the Company Stock Account, the Interest Account and the Equity Account as described in Section 4.3(c).

        2.2    Affiliate. A business organization that is under common control with the Company, as determined under Sections 414(b) and (c) of the Code.

        2.3    Beneficiary. The person or persons (including a trustee or trustees) designated as a Participant’s Beneficiary in the last written instrument signed by the Participant for the purposes of this Plan and received by the Plan Administrator prior to the Participant’s death. If no such person has been designated, the Participant’s Beneficiary shall be the person or persons who constitute the Participant’s beneficiary for the purposes of the Savings Plan or if no such person, the Participant’s surviving spouse, or if none, the Participant’s estate. Valid beneficiary designations made for the Prior Plans shall be considered hereunder.

        2.4    Code. The Internal Revenue Code of 1986, as from time to time amended.

        2.5    Company. Alliant Energy Corporate Services, Inc., and any successor or successors thereto.

        2.6    Company Stock. The Common Stock, $.01 par value, of Alliant Energy Corporation, as such stock may be reclassified, converted, or exchanged by reorganization, merger, or otherwise.

        2.7    Compensation. An employee Participant’s base salary and any annual short-term cash incentive compensation from the Participant’s Employer and a non-employee Participant’s annual retainer and committee fees as a member of the Board of Directors of an Employer.

        2.8    Deferred Compensation Balance. The balance from time to time credited to a Participant's Accounts.

        2.9    Deferrals. A Participant’s deferred Compensation and Employer Contributions.

        2.10    Eligible Employee/Director. There are two groups of Eligible Employee/ Directors:

(a) An employee of an Employer who is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, who has the title of “director” or higher, and who has been designated by the Chief Executive Officer of the Company as being eligible to participate in the Plan; and

(b) A non-employee member of the Board of Directors of Alliant Energy Corporation.

        2.11    Employer. The Company, Alliant Energy Corporation, and each Affiliate of the Company with at least one employee who is an Eligible Employee/Director.

        2.12    Employer Contributions. The amount specified for a Participant in Section 4.2.

        2.13    ERISA. The Employee Retirement Income Security Act of 1974, as from time to time amended.

        2.14    Investment Account. The Company Stock Account, the Interest Account, and/or the Equity Account described in Section 4.3.

        2.15    Participant. An Eligible Employee/Director for whom an Account has been established pursuant to Section 4.3.

        2.16    Plan. The Alliant Energy Deferred Compensation Plan, as set forth herein, and as from time to time amended.

        2.17    Plan Year. The 12 consecutive month period ending on each December 31.

        2.18    Plan Administrator. The Compensation and Personnel Committee of the Board of Directors of Alliant Energy Corporation.

        2.19    Prior Plans. One or all of the following as in effect prior to January 1, 2008: Alliant Energy Key Employee Deferred Compensation Plan, the Alliant Energy Corporation Deferred Compensation Plan for Directors, the Wisconsin Power & Light Company Deferred Compensation Plan I, and the Wisconsin Power & Light Company Deferred Compensation Plan II.

        2.20    Retirement. For an employee Participant, “Retirement” means a Separation from Service at or after age 55. For a director Participant, “Retirement” means any Separation from Service other than by reason of death.

        2.21    Savings Plan. The Alliant Energy Corporation 401(k) Savings Plan.

        2.22    Separation from Service. With respect to the term "Separation from Service":

(a) Separation from Service means an employee Participant’s termination of employment or a director Participant’s termination of membership on the Board of Directors of Alliant Energy Corporation or, if the Participant continues to provide services following such termination, such later date as is considered a separation from service from the Company and its 409A affiliates within the meaning of Section 409A of the Code. Specifically, if a Participant continues to provide services to the Company or a 409A affiliate in a different capacity (i.e., a former employee becomes a director or an independent contractor or a former director becomes an employee or an independent contractor), such shift in status is not automatically a Separation from Service, subject to Treas. Reg. section 1.409A-1(h)(5) among other provisions.

(b) For purposes of the Plan, an employee Participant’s termination of employment shall occur when the Company and the Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its 409A affiliates (whether as an employee, a director or an independent contractor) or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee, director or independent contractor) for the Company and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services). Notwithstanding the foregoing, if an employee Participant takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Participant will not be deemed to have incurred a termination of employment for the first 6 months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a termination of employment.

(c) For purposes of the Plan, a director Participant’s termination of membership shall occur on the date the Participant ceases to be member of the Board of Directors if such date constitutes a good-faith and complete termination of the relationship. There is not a termination if the Company anticipates a renewal of the Board membership or the director Participant becoming an employee or an independent contractor of the Company or a 409A affiliate.

(d) For purposes of the Plan, the term “409A affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code, provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

        2.23    Share Value. With respect to Company Stock, Share Value means the price at which a share of Company Stock is deemed to have been purchased for a Participant’s Account pursuant to Section 4.3(d). If shares of Company Stock are actually purchased on any date for the purposes of the Plan, such purchases are made in the open market. The Share Value on such date will be the price of the shares that are purchased for the Plan on such date. In all other cases, Share Value will be the closing price of shares of Company Stock as reported for the applicable date on the New York Stock Exchange. With respect to the Equity Account, Share Value means the price at which a share of the applicable S&P 500 index fund is deemed to have been purchased for a Participant’s Account pursuant to Section 4.3(f). Such price shall be the price that would have been paid or received if such shares had been purchased or sold on the applicable date.

        2.24    Unforeseeable Emergency. An Unforeseeable Emergency is a severe financial hardship of the Participant resulting from any of the following, as determined by the Plan Administrator based on all of the relevant facts and circumstances:

(a) an illness or accident of the Participant, his or her Beneficiary, spouse or dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof);

(b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 3

ADMINISTRATION

        3.1    Powers and Duties. Full power and authority to construe, interpret, and administer this Plan is vested in the Plan Administrator. In particular, the Plan Administrator shall make each determination provided for in this Plan and may adopt such rules, regulations, and procedures, as it deems necessary or desirable to the efficient administration of the Plan. The Plan Administrator’s determinations need not be uniform, and may be made by it selectively among persons who may be eligible to participate in the Plan. The Plan Administrator shall have sole and exclusive discretion in the exercise of its powers and duties hereunder, and all determinations made by the Plan Administrator shall be final, conclusive, and binding unless they are found by a court of competent jurisdiction to have been arbitrary and capricious.

        3.2    Delegation. The Plan Administrator may delegate part or all of its duties to any person or persons, and may from time to time revoke such authority and delegate it to another person or persons. Each such delegation to a person who is not an employee of the Company or an Affiliate will be in writing, and a copy will be furnished to the person to whom the duty is delegated, who will file a written acceptance with the Plan Administrator. Any delegate’s duty will terminate upon revocation of such authority by the Plan Administrator, upon withdrawal of such person’s acceptance or, in the case of a delegate who is an employee of the Company or an Affiliate, upon the termination of such employment. Any person to whom administrative duties are delegated may, unless the delegation provides otherwise, similarly delegate part or all of such duties to another person.

ARTICLE 4

DEFERRED COMPENSATION

        4.1    Participant Deferrals. An Eligible Employee/Director may elect to defer up to 100% of his or her Compensation for any Plan Year. An election to defer Compensation shall be made prior to the first day of the Plan Year to which it will apply and it shall be subject to the following requirements:

(a) For a Participant who is an employee of an Employer, the election may defer a percentage of the Participant’s base salary, and/or a percentage of the Participant’s annual short-term cash incentive compensation. Amounts deferred from a Participant’s base salary shall reduce the Participant’s base salary in equal installments for each pay period during the Plan Year (or portion thereof) to which the election applies. Amounts deferred from a Participant’s annual short-term cash incentive compensation shall reduce the Participant’s incentive compensation that is earned (not paid) during the Plan Year on the date such annual short-term cash incentive compensation would otherwise be paid to the Participant. In addition, a Participant may elect that the Participant’s aggregate deferrals of base salary and annual short-term cash incentive compensation shall be at least sufficient so that the non-deferred salary and annual short-term cash incentive compensation for the Plan Year does not exceed $1,000,000. For a Participant who is a non-employee member of the Board of Directors of Alliant Energy Corporation, the election may defer a percentage of the Participant’s retainer and committee fees.

(b) The election shall be irrevocable with respect to all Compensation payable for services performed by the Participant during the Plan Year for which the election is made, except that (i) a Participant may terminate an election to defer Compensation if the Plan Administrator determines that the termination is necessary as a result of an Unforeseeable Emergency and (ii) an election to defer Compensation shall be terminated and no future deferrals shall be permitted for the minimum required 6-month period if the Participant receives a hardship distribution under the Savings Plan. Deferrals may be resumed only for a calendar year beginning after the year in which the minimum suspension period ends.

        4.2    Employer Contributions. By January 31, 2008 each Employer shall credit to the Account of each Participant who is employed by that Employer an Employer Contribution in an amount equal to 50% of (a), minus (b), where:

(a) is the lesser of:

(i) the sum of the amounts (if any) contributed by the Participant to the Savings Plan during 2007 which were eligible for matching contributions under the Savings Plan, plus the amounts deferred by the Participant during 2007 pursuant to Section 4.1; or

(ii) 6% of the Participant’s base salary for 2007; and

(b) is the amount of any matching contributions that were made to the Savings Plan on behalf of the Participant for 2007.

For Compensation in Plan Years 2008 and thereafter, each Employer shall credit to the Account of each Participant who is employed by that Employer an Employer Contribution in an amount equal to 50% of (c), minus (d), where:

(c) equals the lesser of (i) 8% of base salary for the Plan Year (except that for the Employer Contribution to be made in early 2009 based on 2008 Compensation, for a Participant covered by Schedule E of the Savings Plan, such amount shall be the sum of 6% of base salary for the period January 1 through July 31, 2008 plus 8% of base salary for August 1 through December 31, 2008), or (ii) the sum of the Participant’s Deferred Cash Contributions to the Savings Plan for the Plan Year plus the amount of base salary that the Participant defers under the Plan for the Plan Year; and

(d) equals the amount of Company Matching Contributions under the Savings Plan on behalf of the Participant for the Plan Year.

Notwithstanding the foregoing, a Participant shall not receive an Employer Contribution for any Plan Year unless (i) the Participant makes the maximum permitted deferrals to the Savings Plan for such Plan Year, (ii) the Participant defers some base salary for the Plan Year pursuant to Section 4.1 (although in 2007 any Compensation is sufficient for the January 2008 match), and (iii) (A) the Participant is employed by an Employer or an Affiliate on the last day of the Plan Year; or (B) the Participant’s employment terminated during the Plan Year by reason of the Participant’s Retirement or death. A Participant who is a non-employee member of the Board of Directors of Alliant Energy Corporation is not eligible for an Employer Contribution.

        4.3    Deferred Compensation Accounts. The Plan Administrator shall establish one or more Accounts in the name of each Participant to record the Deferred Compensation Balance payable to the Participant. Such Accounts shall be for bookkeeping purposes only, and shall not be deemed to create a fund or trust for the benefit of the Participant. Each Participant’s Accounts shall be established, maintained, and periodically adjusted as follows:

(a) Credits. The Plan Administrator shall credit the following amounts to a Participant’s Account:

(i) Amounts deferred by a Participant pursuant to Section 4.1 shall be credited to the Participant’s Account as of the dates on which they are applied to reduce the Participant’s Compensation.

(ii) Employer Contributions shall be credited to the Participant’s Account no later than the end of the first quarter following the end of the applicable Plan Year; provided, however, that the Employer Contribution in January 2008 based on 2007 Compensation shall be adjusted to reflect the value as if the match had been credited as of July 1, 2007 and invested in the applicable Investment Account as elected by the Participant for 2007 Deferrals and as such Investment Account existed in 2007.

(b) Charges. The Plan Administrator shall charge to the Participant’s Account the amount of any payments made to or on behalf of the Participant as of the dates on which such payments are made.

(c) Participant Elections. When a Participant elects to defer Compensation pursuant to Section 4.1, the Participant must elect to have the deferred Compensation credited to one or more Investment Accounts in such proportions as the Participant shall elect. Each such election shall be due by the due date for the election under Section 4.1, and it shall apply to all of the Participant’s Deferrals for the Plan Year to which the election under Section 4.1 applies. A Participant’s elections pursuant to this paragraph shall be irrevocable; Deferrals that have been allocated to an Investment Account may not thereafter be transferred to another Investment Account. Notwithstanding the foregoing, a one-time reallocation among the Investment Accounts was permitted in 2007 effective on or about January 31, 2008; any Employer Contributions credited in January 2008 based on 2007 Compensation and any deferral of annual short-term cash incentive compensation paid in 2008 for the 2007 Plan Year shall be subject to such reallocation election.

(d) Company Stock Account. A Participant’s Company Stock Account shall be maintained and adjusted as follows:

(i) Except as provided in (v) below, Deferrals that are allocated to a Participant’s Company Stock Account shall be deemed to have been invested in whole and fractional shares of Company Stock as soon as administratively feasible following the date on which the Deferrals are credited to the Participant’s Account, at a price equal to the Share Value on such investment date.

(ii) A Participant’s Company Stock Account shall be credited with the amount of any dividends that would have been paid to the Participant if the Participant had owned the shares of Company Stock that are credited to his or her Account when the dividends are paid. Except as provided in (v) below, amounts so credited shall be deemed to have been invested in additional shares of Company Stock as soon as administratively feasible following the date on which the dividends are credited to the Participant’s Account, at a price equal to the Share Value on such investment date.

(iii) A Participant’s Company Stock Account shall be equitably adjusted to reflect any change in the outstanding Company Stock by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, or any similar corporate change.

(iv) Except as provided in (v) below, the balance credited to a Participant’s Company Stock Account as of any date shall be the number of whole and fractional shares of Company Stock that are deemed to be held by the Participant’s Account on such date.

(v) Notwithstanding the foregoing provisions, for administrative convenience the Plan Administrator may deem a portion of a Participant’s Company Stock Account to be held in uninvested cash in lieu of part or all of the fractional share of Company Stock that would otherwise be applicable hereunder.

(e) Interest Account. As of the end of each business day, the average of the balances credited to the Participant’s Interest Account (with each such business day’s balance being reduced prior to the calculation of such average to reflect any distribution during such period) shall be credited with a daily interest factor based on a quarterly rate. The applicable annual interest rate used to determine the quarterly rate shall be the 10-year Treasury Bond rate plus 1.50% as established by the Federal Reserve. The balance credited to a Participant’s Interest Account as of any date shall be the accumulated Deferrals and interest that are credited to such Account as of such date.

(f) Equity Account. A Participant’s Equity Account shall be maintained and adjusted as follows:

(i) Except as provided in (v) below, Deferrals that are allocated to a Participant’s Equity Account shall be deemed to have been invested in whole and fractional shares of an S&P 500 index fund selected from time to time by the Plan Administrator, as of the date on which the Deferrals are credited to the Participant’s Account, at a price equal to the Share Value on such date.

(ii) A Participant’s Equity Account shall be credited with the amount of any distributions that would have been paid to the Participant if the Participant had owned the shares of the applicable S&P 500 index fund that are credited to his or her Account when such distributions are paid. Except as provided in (v) below, amounts so credited shall be deemed to have been invested in additional shares of the applicable S&P 500 index fund on the date on which such distributions are credited to the Participant’s Account, at a price equal to the Share Value on such date.

(iii) A Participant’s Equity Account shall be equitably adjusted to reflect any change in the outstanding shares of the applicable S&P 500 index fund by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, or any similar corporate change.

(iv) Except as provided in (v) below, the balance credited to a Participant’s Equity Account as of any date shall be the number of whole and fractional shares of the applicable S&P 500 index fund that are deemed to be held by the Participant’s Account on such date.

(v) Notwithstanding the foregoing provisions, for administrative convenience the Plan Administrator may deem a portion of a Participant’s Equity Account to be held in uninvested cash in lieu of part or all of the fractional share that would otherwise be applicable hereunder.

ARTICLE 5

PAYMENT OF DEFERRED COMPENSATION

        5.1    Payment of Deferred Compensation Balance. In the event of a payment for a reason other than the Participant’s death, the applicable benefit shall be paid to the Participant. In the event of a Participant’s death, the applicable benefit shall be paid to the Participant’s Beneficiary.

        5.2    Commencement of Payments. Except as otherwise provided herein, payment of a Participant's Deferred Compensation Balance shall commence as follows:

(a) Death. In the case of a Participant’ death prior to the commencement of installment payments, payment shall commence within 60 days after the date of the Participant’s death.

(b) Other Separation from Service. In the case of a Participant’s Separation from Service for reasons other than the Participant’s death, payment shall commence 6 months after the date of the Participant’s Separation from Service. The only exception shall be in the event of the Participant’s death after the Separation from Service, in which event payment shall commence as of the earlier of Sections 5.2(a) or (b).

        5.3    Method of Payment. Payments due by reason of a Participant’s death or Retirement shall be made in a lump sum or in up to ten annual installments, as elected by the Participant pursuant to Section 5.6. Payments due by reason of a Participant’s Separation from Service for reasons other than a Participant’s death or Retirement shall be made in a lump sum; this is applicable even if the Participant dies after the Separation from Service but prior to the lump sum payment date.

        5.4    Amount of Payments. The amount of a lump sum payment shall be equal to the Participant’s Deferred Compensation Balance as of the date of the payment. The amount of an installment payment shall be equal to the Participant’s Deferred Compensation Balance as of the date of the payment, divided by the number of installments (including the current installment) remaining to be paid. The first annual installment will be paid on the date as of which payment of the Participant’s Deferred Compensation Balance is scheduled to commence. Each annual installment after the first shall be paid in the January after the calendar year in which the previous installment was paid.

        5.5    Form of Payments. Payments that are due from a Participant’s Company Stock Account shall be made in whole shares of Company Stock, plus cash in an amount equal to the Share Value of any fractional shares. Payments that are due from a Participant’s Interest Account and Equity Account shall be made in cash.

        5.6    Participant Elections.

(a) When an Eligible Employee/Director first becomes a Participant and makes the initial election to defer Compensation pursuant to Section 4.1, the Participant shall also make an election as to the method (lump sum or installments) in which the Accounts will be paid following the Participant’s Separation from Service by reason of death or Retirement. Subject to the right of the Participant to change such election as to the form of payment pursuant to Sections 5.6(b) and (c), such original election shall apply as applicable to the Participant’s Accounts unless there is a valid change in such election pursuant to the following sentence. A Participant may complete one or more new election in future years, but such new election shall only apply to Deferrals and earnings thereon for Plan Years after the effective date of such election and shall not apply to the Participant’s existing Accounts.

(b) In November-December 2007, each Participant with an account in the Prior Plans which is not already in pay status had the opportunity to make an irrevocable election with respect to the manner of payment for their December 31, 2007 Deferred Compensation Balance and any Employer Contribution credited to their Accounts in January 2008 for 2007 in the event of a Separation from Service by reason of death or Retirement. In the event such a Participant not then in pay status failed to make an election, the default method shall be a lump sum payment.

(c) Notwithstanding the otherwise irrevocable elections made by Participants pursuant to Sections 5.6(a) and/or (b), a Participant may change a prior election as follows:

(i) The new election must be made at least 12 months prior to the Participant’s Separation from Service, otherwise it is invalid.

(ii) If (i) is satisfied and payment is to be made on account of Retirement, the time of commencement shall be deferred for 5 years from the date that would otherwise have applied pursuant to the combination of Section 5.2(b) and any earlier election by the Participant pursuant to this Section 5.6(c). If the Participant’s death occurs during a 5-year deferral period, the remaining portion of any 5-year deferral period shall be waived and payment commenced pursuant to Section 5.2(a).

        5.7    Distribution in the Event of an Unforeseeable Emergency. If requested by a Participant prior to a Separation from Service and if the Plan Administrator determines that an Unforeseeable Emergency has occurred, all or part of the Participant’s Deferred Compensation Balance may be paid out to the Participant in a lump sum. The amount to be distributed shall only be such amount as is reasonably needed to alleviate the Participant’s Unforeseeable Emergency, and may include an amount to cover any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship and without regard to assets in a qualified employer plan or to assets that may be available due to an unforeseeable emergency provision in another nonqualified deferred compensation plan), or by cessation of deferrals under the Plan.

        5.8    Facility of Payment. An Employer may make payments due to a legally incompetent person in such of the following ways as the Plan Administrator shall determine:

(a) directly to such person;

(b) to the legal representative of such person; or

(c) to a near relative of such person to be used for the person’s benefit.

Any payment made in accordance with the provisions of this section shall be a complete discharge of the Employer’s liability for the making of such payment.

        5.9    Pre-December 31, 2007 Distribution Election. Pursuant to the transition rules available under Section 409A of the Code, Participants in the Prior Plans were offered the ability prior to December 31, 2007 to elect a lump sum distribution of the Prior Plan accounts to be made in November-December 2008, notwithstanding their continued service with the Employers and the general rules of the Plan. Any such elections were irrevocable and shall be honored under the Plan. The amount of such distribution shall include the December 31, 2007 balance, any January 2008 Employer Contributions, any deferral of annual short-term cash incentive compensation paid in 2008 for the 2007 Plan Year, and any investment earnings thereon through the date of distribution.

ARTICLE 6

CLAIMS PROCEDURE

        6.1    Decisions on Claims. If a claim for benefits is denied, the Plan Administrator shall furnish to the claimant within 60 days after its receipt of the claim a written notice which:

(a) specifies the reasons for the denial;

(b) refers to the pertinent provisions of the Plan on which the denial is based;

(c) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary; and

(d) explains the claim review procedures.

        6.2    Review of Denied Claims. Upon the written request of the claimant submitted within 60 days after his or her receipt of such written notice, but in no event more than 180 days after the latest date that the payment in dispute should have been paid, the Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, permit the claimant to review any documents which are pertinent to the claim, permit the claimant to submit issues and comments in writing, and afford the claimant an opportunity to meet with appropriate representatives of the Plan Administrator as a part of the review procedure. Within 60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Plan Administrator shall notify the claimant in writing of its decision and the reasons for its decision and shall refer the claimant to the provisions of the Plan which form the basis for its decision.

ARTICLE 7

FUNDING

This Plan is intended to be “unfunded” for the purposes of the Code and Title I of ERISA; however, nothing herein shall prevent an Employer, in its sole discretion, from establishing a trust of the type commonly known as a “rabbi trust” to assist it in meeting its obligations under the Plan.

ARTICLE 8

AMENDMENT AND TERMINATION

The Plan Administrator may amend or terminate this Plan at any time and for any reason; provided, that no amendment or termination of the Plan shall alter a Participant’s right to receive payment of amounts previously credited to the Participant’s Account.

ARTICLE 9

GENERAL PROVISIONS

        9.1    Status of Participants. Each Participant and Beneficiary shall be a general unsecured creditor of his or her Employer with respect to amounts payable hereunder, this Plan constituting a mere promise by the Employers to make benefit payments in the future. A Participant’s or Beneficiary’s right to receive payments under the Plan are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, or garnishment by the creditors of the Participant or the Participant’s Beneficiaries.

        9.2    No Guaranty of Employment. The establishment of this Plan shall not give a Participant any legal or equitable right to be continued in the employ of an Employer, nor shall it interfere with an Employer’s right to terminate the employment of any of its employees, with or without cause.

        9.3    Delegation of Authority. Whenever, under the terms of this Plan, an Employer is permitted or required to do or perform any act, it shall be done or performed by the Board of Directors of the Employer, by any duly authorized committee thereof, or by any officer of the Employer duly authorized by the articles of incorporation, bylaws, or Board of Directors of the Employer.

        9.4    Legal Actions. No Participant, Beneficiary, or other person having or claiming to have an interest in this Plan shall be a necessary party to any action or proceeding involving the Plan, and no such person shall be entitled to any notice or process, except to the extent required by applicable law. Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest in this Plan.

        9.5    Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Wisconsin, except to the extent the same are preempted by ERISA or other federal law.

        9.6    Rules of Construction. Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Plan are inserted for convenience of reference, are not a part of this Plan, and are not to be considered in the construction hereof. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or section.

        9.7    Expenses of Administration. All expenses and costs incurred in connection with the administration or operation of the Plan shall be paid by the Employers and/or any trust of the type described in Article 7.

9.8    Indemnification. Each Employer shall, to the extent permitted by its articles of incorporation and bylaws, and by the laws of the state in which it is incorporated, indemnify any employee or director of an Employer or an Affiliate providing services to the Plan against any and all liabilities arising by reason of any act or omission, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

        9.9    Additional Provisions under Section 409A and Other Laws.

(a) If an amount or the value of a benefit under the Plan is required to be included in a Participant’s or Beneficiary’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of the Plan (or any other arrangement required to be aggregated with the Plan under Section 409A of the Code) to comply with Section 409A of the Code, then the Participant shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Plan fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Participant’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(b) If any payment or the provision of any benefit required under the terms of the Plan would jeopardize the ability of an Employer to continue as a going concern, the Employer shall not be required to make such payment or provide such benefit; rather, the payment or benefit shall be delayed until the first date that making the payment or benefit does not jeopardize the ability of the Employer to continue as a going concern.

(c) If any payment or benefit due pursuant to the Plan would violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the payment or the provision of the benefit shall be delayed under the earliest date on which making such payment or providing such benefit would not violate such law. In addition, the Plan Administrator may restrict the transferability of any shares of Company Stock that are distributed pursuant to the Plan, legend any certificate evidencing any such shares, and place a stop order in respect of such shares, to the extent it reasonably determines that such action is necessary to ensure compliance with any applicable securities or exchange law, regulation, or other requirement.

(d) The Company and the Participants intend the terms of the Plan to be in compliance with Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of the Plan shall be interpreted in a manner which avoids a violation of Section 409A of the Code.

(e) By electing to contribute to the Plan, each Participant acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under the Plan and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Participant must make a reasonable, good faith effort to collect any payment or benefit to which the Participant believes the Participant is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under the Plan, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

To record the restatement and merger of the Prior Plans in the form of the Plan as set forth above, the undersigned has executed this document this 1st day of November, 2007, for and on behalf of the Company.

ALLIANT ENERGY CORPORATE SERVICES, INC.
By /s/ William Harvey
As its Chief Executive Officer
ATTEST: /s/ F. J. Buri
As its Corporate Secretary